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                                                                   EXHIBIT 23.3

                         INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-12453 of Evergreen Media Corporation on Form S-3 of our report dated January 19, 1996 (which contained an explanatory paragraph emphasizing that the financial statements of Pyramid Communications, Inc. were not comparable to the financial statements of its predecessor, KISS Limited Partnership) on the consolidated financial statements of Pyramid Communications, Inc. and KISS Limited Partnership appearing in a Current Report on Form 8-K of Evergreen Media Corporation dated June 26, 1996, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

                                     Deloitte & Touche LLP

Boston, Massachusetts
October 16, 1996